Exhibit (a)(7)

[FORM OF EMAIL SENT TO ELIGIBLE OPTION HOLDERS ON NOVEMBER 27, 2002]

Dear VeriSign Employee: Here is your personalized Option Exchange Program Election to Participate form. Please print the Election to Participate form, make your elections and deliver the signed form to us as indicated at the end of this email.

[Election to Participate Form is Attached]